Exhibit 99.1

Media Contacts:

Telkonet Investor Relations

414.721.7988
ir@telkonet.com

FOR IMMEDIATE RELEASE

Telkonet Announces the Engagement of Canaccord Genuity

MILWAUKEE (March 30, 2016) - Telkonet, Inc. (OTCQB: TKOI), creator of the EcoSmart platform of intelligent in-room automation solutions designed to optimize comfort, energy efficiency and operational analytics in support of the emerging Internet of Things (IoT), today announced it has retained Canaccord Genuity as its financial advisor to assist management and the Board of Directors in the evaluation and review of potential strategic and capital raising opportunities aimed at enhancing shareholder value, as well as to advise the Company with respect to certain transactions that may ultimately be pursued as a result of such review. Jason Tienor, CEO of Telkonet, stated “We are excited about this new relationship with Canaccord. Canaccord knows our industry, which makes them a great choice to help the Company evaluate strategic opportunities.”

The Company notes that no decision has been made to pursue any transaction and that there can be no assurance that the review process will result in the completion of any particular course of action or transaction. The Company has not set a timetable for completion of the review process, and it does not intend to comment further regarding the review process unless a specific transaction or other alternative is approved by the Board of Directors, the review process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.

ABOUT TELKONET

Telkonet is a leading provider of intelligent automation solutions throughout commercial markets worldwide. The Internet of Things (IoT), offer considerable energy cost reductions, staff productivity enhancements and carbon footprint reductions through intelligent networked communications, improved asset utilization and data analytics. IoT platforms like Telkonet’s EcoSmart enable users to achieve savings, value and service through networked connectivity providing monitoring, control, analytics, convenience and the ability to participate with the emerging Smart Grid through automated demand response initiatives. Telkonet serves vertical markets that have established the company as a leading networking, efficiency and energy management technology provider. Those markets consist of Hospitality, Education, Military, Government, Healthcare and Public Housing. Telkonet’s business divisions include EcoSmart, a networked automation platform featuring Recovery time technology offering cost savings, energy reductions, optimized asset utilization and improved comfort, and EthoStream®, one of the largest hospitality High-Speed Internet Access networks in the world providing public Internet access to more than 8 million monthly users.

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FORWARD LOOKING STATEMENTS

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenue due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).